UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	98-1340767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 599-9-4658525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2018, Orthofix International N.V. (the “Company”), through a wholly owned subsidiary (“Subsidiary”), entered into a definitive merger agreement (the “Merger Agreement”) with Spinal Kinetics Inc., a privately held developer and manufacturer of artificial cervical and lumbar discs (“Spinal Kinetics”).

Summary of the terms of the Merger Agreement:

Form of Transaction. A newly formed wholly owned subsidiary of the Company (“Merger Sub”) will merge with and into Spinal Kinetics (the “Merger”), with Spinal Kinetics remaining as the surviving corporation and a wholly owned subsidiary of the Company.

Merger Consideration. All outstanding shares of Spinal Kinetics’ capital stock will be converted into the right to receive at the closing an aggregate of $45 million in cash, subject to certain adjustments including the escrow fund described below, plus milestone payments of up to $60 million in cash. The milestone payments include (i) up to $15 million if the U.S. Food and Drug Administration grants market clearance or approval of Spinal Kinetics’ M6-C artificial cervical disc and (ii) revenue-based milestone payments of up to $45 million in connection with future sales of the M6-C artificial cervical disc and the M6-L artificial lumbar disc. Milestones must be achieved within five years of closing to trigger applicable payments. The Company expects to make the closing payments from cash on hand or available borrowing capacity.

Indemnification and Escrow. The Merger Agreement provides that the Company will be indemnified for breaches of representations and warranties as well as certain other specified matters in the Merger Agreement, subject to certain limitations in the Merger Agreement. At closing, $4.5 million of the closing merger consideration will be held in escrow to fund indemnification obligations payable during the first two years after closing. In addition, the Company generally will be entitled to offset losses against contingent milestone payments after all monies on deposit in the escrow fund have been paid out or released or are the subject of pending or unresolved indemnification claims.

Representations, Warranties and Covenants. The Merger Agreement contains customary representations, warranties and covenants of Subsidiary, Merger Sub and Spinal Kinetics. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Merger Agreement, (ii) are subject to the materiality standards contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Spinal Kinetics Stockholder Approval. The Merger Agreement required the approval of Spinal Kinetics’ stockholders, which was obtained by written consent promptly following the parties entering into the Merger Agreement.

Closing Conditions. The closing of the Merger is subject to the satisfaction of certain customary conditions to closing.

The Company expects to file a copy of the Merger Agreement as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2018.

Item 7.01.Regulation FD Disclosure.

On March 15, 2018, the Company issued a press release announcing the transaction described in Item 1.01 of this Current Report on Form 8-K.  That press release is furnished herewith as Exhibit 99.1.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated March 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.
By:	/s/ Kimberley A. Elting
Kimberley A. Elting Chief Legal and Administrative Officer

Date: March 15, 2018